EXHIBIT 23.20

                        CONSENT OF INDEPENDENT AUDITORS

To the Partners of FrontierVision Holdings, L.P.


We consent to the use of our report dated March 19, 1999, relating to the consolidated balance sheets of FrontierVision Holdings, L.P. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the three year period ended December 31, 1998, and the related schedules included herein and to the reference to our firm under the heading "Experts" in the registration statement.



/s/ KPMG LLP
KPMG LLP

Denver, Colorado
April 23, 1999